Exhibit 10.2

The Laclede Group

2006 Equity Incentive Plan
Performance Contingent
Restricted Stock Unit Award Agreement

THIS PERFORMANCE CONTINGENT RESTRICTED STOCK UNIT AWARD AGREEMENT is made as of this 1st day of September 2011, between The Laclede Group, Inc. (the “Company”) and Suzanne Sitherwood (the “Participant”).

Pursuant to the terms of the Company’s 2006 Equity Incentive Plan, as approved by shareholders in January 2011, (the “Plan”), the award under this Agreement  allows the Participant to earn stock units subject to the Participant’s acceptance of  the terms, conditions, and restrictions applicable to this performance contingent restricted stock unit award.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto hereby agree as follows:

1.    Award of Performance Contingent Restricted Stock Units (the “Units”).  Pursuant and subject to the terms and conditions set forth herein and in the Plan, the Company awards to the Participant  a maximum of Ten Thousand (10,000) Units (the “Units”), subject to the terms, conditions and restrictions described in this Agreement and in the Plan (the “Award”).

The Units represent potential shares of Common Stock (“Shares”), all or some of which the Participant may earn if Performance Contingencies are met, but as to which Participant shall have no rights of a shareholder.  Such rights shall only be obtained, if at all, once the Performance Contingencies have been met, the Board has certified to such attainment, and one or more Shares are delivered to the Participant.  In no event will the Participant receive dividends for the period prior to delivery of the Shares.

2.    Award Date.  The Award Date of the Units under this Agreement is September 1, 2011.

3.    Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Administrator, shall govern.  All capitalized terms used herein, but not otherwise defined, shall have the meaning given to such terms in the Plan.

4.    Restrictions and Conditions.  Except as otherwise provided in this Agreement, Participant shall forfeit any and all right to the Units related thereto upon Participant’s termination of employment with the Company and its subsidiaries for any reason on or before September 1, 2016.   This Agreement shall expire at the close of business on September 1, 2016.

5.    Lapse of Restrictions.  The Participant accepts this Award and agrees that the restrictions relative to such Award shall lapse only to the extent that one or more of the Performance Contingencies set forth in Appendix A have been met or surpassed on or before September 1, 2016.  If performance on neither Performance Contingency has been achieved, then all Units are forfeited.

Vesting of any Units under this Agreement shall occur on the latter of (a) September 1, 2013 and (b) the business day immediately following the date on which one or more of the Performance Contingencies set forth in Appendix A have been met or surpassed.  Any Units that vest will be issued in Shares and delivered to the Participant in no event later than March 15, of the calendar year following the calendar year in which any Units vest.  Units as to which any or all of the respective Performance Contingencies have not been satisfied on or before the close of business on September 1, 2016 shall be forfeited.

Notwithstanding the foregoing,

(i)
In the event of a Change in Control (as defined in the Participant’s Severance Benefit Agreement with the Company dated as of September 1, 2011, referred to hereafter as the “Severance Agreement”), the Units shall be deemed earned in full and all restrictions as to such Units shall lapse if the Award has not otherwise been forfeited;

(ii)
If Participant is terminated by the Company without Cause (as defined by the Plan) or voluntarily resigns for Good Reason (as defined by the Severance Agreement) on or after March 1, 2012, the Units shall be deemed earned in full and all restrictions as to such Units shall lapse if the Award has not otherwise been forfeited;

(iii)
If a Participant leaves the employment of the Company and its subsidiaries due to death, Disability or retirement (including early retirement and disability retirement) after completing two years of employment with the Company but prior to September 1, 2016, the Participant shall remain eligible to vest in any remaining unvested Units and receive the underlying Shares if the Performance Contingencies are satisfied and the restrictions lapse as outlined in the second paragraph of this Section 5.

6.    Non-Transferability.  The Units shall not be transferable by Participant and may not be, sold, assigned, disposed of, or pledged or hypothecated as collateral for a loan or as security for performance of any obligation or for any other purpose until, with respect to the Units, after the restrictions have lapsed as provided in Section 5 and such Shares have been delivered.

7.    No Right to Continued Employment.  Nothing in this Agreement shall confer on the Participant any right to continuance of employment by the Company or a subsidiary, nor shall it interfere in any way with the right of Participant’s employer to terminate Participant’s employment at any time.

8.    Tax Withholding and Tax Election.  The Company is entitled to withhold applicable taxes for the respective tax jurisdictions attributable to this Award or any payment made in connection with the Units. Participant may satisfy any withholding obligation by electing to have the Administrator retain Shares otherwise deliverable, in connection with the Units having a Fair Market Value on the date the restrictions lapse as provided in Section 5 equal to the amount to be withheld.  The value of Shares withheld will not exceed the minimum amount of tax required to be withheld by law.  The Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct such taxes, from any payment of any kind otherwise due to Participant.

9.    Confidential Information and Restrictions on Soliciting Employees. Notwithstanding any provision of this Agreement to the contrary, the Participant shall pay to the Company the Fair Market Value of the Units vested and issued to Participant under this Award if, during the period beginning on the date hereof and ending eighteen months following the date the Participant’s employment with the Company and its subsidiaries terminates (provided that such termination is other than a Change in Control Termination), the Participant: (1) discloses Confidential Information, as defined below, to any person not employed by the Company or any of its subsidiaries or not engaged to render services to the Company or any of its subsidiaries; or (2) Solicits Employees, as defined below.  Fair Market Value shall be calculated on the date of the first violation of this Section 9.

For purposes of this Section 9, “Confidential Information” means information concerning the Company, its subsidiaries and their business that is not generally known outside the Company, and includes (A) trade secrets; (B) intellectual property; (C) methods of operation and processes; (D) information regarding present and/or future products, developments, processes and systems; (E) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and cost information; (F) personnel data; (G) business plans, marketing plans, financial data and projections; and (H) information received in confidence from third parties.  This provision shall not preclude the Participant from use or disclosure of information known generally to the public other than by his or her disclosure of such information or of information not considered confidential by persons engaged in the business conducted by the Company or subsidiary or from disclosure required by law or court order.

“Solicits Employees” means the Participant’s direct or indirect hire of, solicit to hire, or attempt to induce (or Participant’s assisting of any third party to hire, solicit or attempt to induce) any employee of the Company or a subsidiary (who is an employee of the Company or a subsidiary as of the time of such hire or solicitation or attempt to hire) or any former employee of the Company or a subsidiary (who was employed by the Company or a subsidiary within the 12-month period immediately preceding the date of such hire or solicitation or attempt to hire) to leave the employment of the Company or a subsidiary.

10.    Integration.  This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter and may only be amended by mutual written consent of the parties.

11.    Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri, without regard to the provisions governing conflict of laws.

12.    Compliance with Laws and Regulations.  The obligation of the Company to deliver Shares in settlement of the Units under this Award shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

13.    Participant Acknowledgment.  By accepting these Awards, the Participant acknowledges receipt of a copy of the Plan, and acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan and this Agreement shall be final and conclusive.

In addition, the Participant expressly acknowledges that violation by the Participant of Section 9 of this Agreement will obligate the Participant to pay to the Company the Fair Market Value of the Shares that become vested or are issued pursuant to Section 5.

The Laclede Group, Inc.

By:
Name:	Arnold W. Donald
Title:	Chair, Compensation Committee

Suzanne Sitherwood

Appendix A to Performance Contingent Restricted Stock Unit Award

.

Performance Contingencies.

1.
50% of Units vest when (1) the Executive completes two years of employment with the Company and (2) the Company’s average stock price for any period of consecutive three months beginning on or after December 1, 2011 exceeds by 10% the average stock price for the three-month period of September 1, 2011 through November 30, 2011.

2.
100% of Units vest when (1) the Executive completes two years of employment with the Company and (2) the Company’s average stock price for any period of consecutive three months beginning on or after December 1, 2011 exceeds by 15% the average stock price for the three-month period of September 1, 2011 through November 30, 2011.